Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-251191) pertaining to the Pre-IPO Share Incentive Plan, 2020 Equity Incentive Plan, Management Share Incentive Plan, Employee Share Incentive Plan No.1 and Employee Share Incentive Plan No. 2 of Burning Rock Biotech Limited of our report dated March 23, 2021, with respect to the consolidated financial statements of Burning Rock Biotech Limited included in this Annual Report (Form 20-F) for the year ended December 31, 2020.

/s/ Ernst & Young Hua Ming LLP

Guangzhou, the People’s Republic of China

March 23, 2021